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                                                                   Exhibit 15.1





                  LETTER RE UNAUDITED INTERIM FINANCIAL INFORMATION

January 21, 1999

United HealthCare Corporation:

We are aware that United HealthCare Corporation has incorporated by reference in its Registration Statement No. 333-XXXXX on Form S-4 its Form 10-Q's for the quarters ended March 31, June 30, and September 30, 1998, which include our reports dated May 7, August 6, and November 5, 1998 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, those reports are not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.


Very truly yours,


/s/ ARTHUR ANDERSEN LLP